Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Spark Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-201768, 333-210184, 333-215578) and Form S-3 (Nos. 333-211841, 333-211993) of Spark Therapeutics, Inc. of our report dated February 28, 2017, with respect to the consolidated balance sheets of Spark Therapeutics, Inc. as of December 31, 2015 and 2016, and the related statements of operations and comprehensive income(loss), members’/stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Spark Therapeutics, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 28, 2017